Exhibit 99.1

PRESS RELEASE	eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045
Contact:
eLoyalty Corporation	www.eloyalty.com
Chris Min, Vice President, Chief Financial Officer and Corporate Secretary	t 847.582.7000
(847) 582-7222	f 847.582.7001
ir@eloyalty.com

eLoyalty Provides Business Update

Company raises Q4 revenue outlook, announces significant contract signings and suspends Preferred Dividend

LAKE FOREST, IL, December 23, 2008 – eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise customer relationship management (CRM) services and solutions company, raised its fourth quarter revenue outlook, announced significant new contract signings and disclosed that it has suspended payment of the dividend on its Preferred Stock.

Fourth Quarter Revenue Outlook

eLoyalty currently expects its fourth quarter Services revenues will be between $19.6 million and $19.8 million. This range is a 7% to 9% increase over the third quarter and slightly above the previous guidance of $19.5 million. Total revenues before reimbursed expenses are expected to be $23.5 million to $23.7 million, a 22% to 24% increase over the third quarter.

Contract Signings

The company has signed numerous significant contracts this quarter. These contract signings include:

•	21 ICS Managed Services renewals/extensions totaling approximately $7.7 million

•	5 new Behavioral Analytics™ deployment contracts totaling approximately $10 million (3 new customers; 1 significant expansion; and 1 renewal)

Preferred Dividend

In order to conserve cash given the current macro economic uncertainties, eLoyalty announced that it would not declare the January 1, 2009 semi-annual dividend on its 7.00% Series B Convertible Preferred Stock (the amount of this semi-annual dividend is approximately $650 thousand). Under the terms of the Preferred Stock agreement, unpaid dividends are cumulative and accrue at the rate of 7.00% per annum. Payment of future dividends on the Preferred Stock will be determined by the Company’s Board of Directors based on the company’s outlook and macro economic conditions.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include the Behavioral Analytics™ Service, Integrated Contact Solutions and Consulting Services, each of which enables focused business transformation.

PRESS RELEASE

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and other matters that are not strictly historical in nature. These forward-looking statements are based on current management expectations, forecasts and assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that might cause such a difference include those described under “Forward-Looking Statements” and “Risk Factors” in eLoyalty’s Form 10-K, Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions and estimates only as of the date they are made, and eLoyalty Corporation undertakes no obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.